EXHIBIT 99.1

Mitchell Rock Named President of UFP Technologies

NEWBURYPORT, Mass., Feb. 06, 2024 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today announced the appointment of Mitchell Rock as President of the Company. Rock has been serving as President of the Company’s MedTech business. R. Jeffrey Bailly will continue in his capacity as Chairman and Chief Executive Officer.

“Mitch has been an extremely valuable member of our management team for over 25 years, most recently very successfully leading our MedTech group,” said Bailly. “He is hard-working, well-known, and well-respected throughout our industry and within UFP Technologies. He has been a key strategic advisor, with deep insights into our target markets and strong relationships with our key customers and vendor partners. Building on his success with UFP MedTech, Mitch in his new role will also assume strategic and operational leadership of our Advanced Components business.”

UFP is an important link in the medical device supply chain and a valued outsource partner to many of the top medical device manufacturers in the world. The Company’s single-use and single-patient devices and components are used in a wide range of medical devices and packaging for minimally invasive surgery, infection prevention, wound care, wearables, orthopedic soft goods, and orthopedic implants.

Contact: Ron Lataille
978-234-0926, rlataille@ufpt.com